CCG Updates 2014/2015 Pre-leasing Before Interface Conference

Charlotte, NC – April 9, 2014 – Campus Crest Communities, Inc. (NYSE:CCG) announces that it will be attending the 6th Annual InterFace Student Housing Conference in Austin, TX April 9th – 11th. Ted W. Rollins, Chairman of the Board and Chief Executive Officer, will be a participant on The Power Panel on Thursday, April 10th from 8:30 – 9:45 a.m. CST.

Also, in conjunction with the Interface Conference, the Company is providing an update on its portfolio leasing status for the 2014/2015 academic year. The following table contains the leasing status as of April 7, 2014 and 2013:

2014/2015 Acadmic Year Leasing Summary

				2014-2015		2013-2014			Expected
Property	Properties	Units	Beds	Signed(4)	%	Signed(4)	%	Change	Rate Change

Operating(1)
Wholly-Owned(2)	32	6,400	17,476	10,741	61.5%	9,861	56.4%	5.1%	n/a
HSRE Joint venture	9	1,870	5,148	2,475	48.1%	2,138	41.5%	6.6%	n/a
Total Operating	41	8,270	22,624	13,216	58.4%	11,999	53.0%	5.4%	1.0% - 2.0%

Copper Beech Portfolio	28	5,047	13,177	9,518	72.2%	10,368	78.7%	(6.5%)	0.0% - 1.0%

Total Operating Portfolio	69	13,317	35,801	22,734	63.5%	22,367	62.5%	1.0%	n/a

Total 2014 Deliveries(3)	10	3,128	7,455	1,828	24.5%	n/a	n/a	n/a	n/a

(1) Includes 2013 deliveries

(2) Includes The Grove at Denton, which the company acquired an 80% interest in from HSRE in January 2014; excludes the redevelopment at Toledo

(3) Includes both wholly-owned and joint venture 2014 deliveries

(4) As of 4/7/2014 and 4/7/2013

About Campus Crest Communities, Inc.

Campus Crest Communities, Inc. is a leading developer, builder, owner and manager of high-quality student housing properties located close to college campuses in targeted markets. Pro forma for the Copper Beech restructure, the Company has ownership interests in 80 student housing properties and over ~43,000 beds across North America, of which 70 are operating and 10 are development or redevelopment properties. The Company is an equity REIT that differentiates itself through its vertical integration and consistent branding across the portfolio through three unique brands targeting different segments of the college student population. The Grove® brand offers more traditional apartment floor plans and focuses on customer service, privacy, on-site amenities and a proprietary residence life program. The Copper Beech brand and townhome product offers more residential-type living to students looking for a larger floor plan with a front door and back porch. The evo brand provides urban students with a luxury student housing option with all the conveniences of city living. Additional information can be found on the Company's website at http://www.campuscrest.com/.

Contact:

Thomas Nielsen

(704) 496-2571

Investor.Relations@CampusCrest.com